Exhibit 21

SUBSIDIARIES OF PREMIER, INC.
As of June 30, 2019

Name of Subsidiary	State/Province of Incorporation
Premier Services, LLC (1)	Delaware
Premier Healthcare Alliance, L.P. (2)	California
Premier Supply Chain Improvement, Inc. (3)	Delaware
Premier Healthcare Solutions, Inc. (3)	Delaware
Premier Marketplace, LLC (3)	Delaware
NS3Health, LLC (4)	Florida
SVS LLC (4)	North Carolina
Commcare Pharmacy - FTL, LLC (5)	Florida
Premier Specialty Pharmacy Solutions, LLC (5)	Florida
Acro Pharmaceutical Services LLC (5)	Pennsylvania
Innovatix, LLC (4)	Delaware
InnovatixCares, LLC (6)	Delaware
Innovatix Network, LLC (6)	Delaware
Essensa Ventures, LLC (4)	New York
Premier Insurance Management Services, Inc. (7)	California
Premier Pharmacy Benefit Management, LLC (7)	Delaware
TheraDoc, Inc. (7)	Delaware
Healthcare Insights, LLC (7)	Illinois
CECity.com, Inc. (7)	Pennsylvania
Premier Research Institute, Inc. (7)	Delaware
Revolution Q, LLC (8)	Pennsylvania
Ostonic Quality Systems, LLC (9)	Delaware
ProvideGx, LLC (4)	Delaware
Contigo Health, LLC (7)	Delaware
Stanson Health, Inc. (7)	Delaware

(1) Wholly owned by Premier, Inc.
(2) Premier Services, LLC holds an approximate 49% controlling general partnership interest at June 30, 2019.
(3) Wholly owned by Premier Healthcare Alliance, L.P. (4) Wholly owned by Premier Supply Chain Improvement, Inc.
(5) Wholly owned by NS3Health, LLC.
(6) Wholly owned by Innovatix, LLC.
(7) Wholly owned by Premier Healthcare Solutions, Inc.
(8) Wholly owned by CECity.com, Inc.
(9) CECity.com, Inc. holds a 50% interest.